UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following Slack Post was shared with employees of Zendesk, Inc. on June 26, 2022 in connection with that certain Agreement and Plan of Merger, dated as of June 24, 2022, by and among, Zendesk, Inc., Zoro BidCo, Inc., and Zoro Merger Sub, Inc. (the “Merger Agreement”):

Hey everybody.

We’ve received a lot of inbound after the announcement on Friday. Ahead of our Q&As tomorrow (Monday, 8:30am and 4:30pm pacific) I wanted to provide detail and clarity that can get lost in a live 60 minute Q&A with many many questions.

It’s important for everybody to understand that this transaction will not be completed for many months. Zendesk shareholders will have to vote on the deal in the coming months, and even with shareholder approval the deal won’t close until later this year after receipt of regulatory approvals. We expect that to be in the October-December timeframe.

Until then we will operate as we do now.

A lot of questions are about practical things such as what happens to my RSUs and what about our ESPP program. We’re updating our FAQs as fast as we can to capture all these questions.

Once the deal closes and we have become a private company again, we will work with our new Board to put new incentive programs in place that address some of the changes necessitated by no longer having a publicly traded stock. We’ll work with Hellman & Friedman and Permira to design these. H&F and Permira specialize in owning scaled SaaS businesses and are highly attuned to the importance of employee equity as a critical necessity to attract and retain top-tier talent. They have invested in over 75 technology businesses with tens of thousands of employees, just like Zendesk. With these companies, H&F and Permira have created attractive incentive programs that replicate many of the positives of public company equity plans (including broad ownership in the target company, alignment with value creation and regular liquidity) while improving on some of the negatives (e.g. a volatile stock price and blackout windows). While we can’t begin to implement these programs until after close, we look forward to designing an attractive incentive program together with our new partners and sharing the details of those with you closer to when they’ll be implemented.

We have also received many questions about why the Board decided to support a sale only a few weeks after announcing the end of the strategic review process.

As we announced a few weeks ago, not one of the 26 parties we engaged with put forward a fully committed offer during the review process. Ultimately, after nearly three months of tireless and relentless work without an actionable offer, we believed it was important and necessary for our shareholders, employees and other stakeholders to conclude the process and to clear up ongoing speculation in the market and the company about our future. Obviously, that announcement had a significant negative impact on our stock price. Prior to the announcement our stock price had been affected by speculation about the possibility of Zendesk being acquired. Once that speculation was eliminated, our stock price reverted to a price that reflected investor sentiment about Zendesk as a stand-alone company and was much more in line with our historic position in the market given the dramatic decline in valuations across our industry.

After that announcement our stock reset and began to trade in line with our peers. At that point, we received a fully committed offer from H&F and Permira that was at a nearly 40% premium to our uninflated trading price and was 100% actionable. The Board of Directors had an obligation to our shareholders to consider this offer and ultimately concluded it maximized value for all shareholders.

Many have asked the question about whether $77.50 is a fair price for Zendesk to be acquired. The Board’s deliberation on this question involved consideration of an immense amount of data and inputs. All of this will be described in more detail in our proxy, but I will share some observations here:

•

The valuation of our company a year ago, when the price reached $155 per share, turned out to be unsustainable in this market. Many of our peers have seen their stock prices decline by as much as 70-80% over the last year as economic growth has slowed and issues like inflation and rising interest rates have come to the forefront. Zendesk is not immune to these market forces.

•

The risks of the current macroeconomic environment are very real. Our business has been and will continue to be subject to these risks, and the very real possibility that they could negatively impact our value as a company.

Many of you have also asked why the Board rejected an “offer” in the range of $127-$132 back in February and now supports a sale at a lower price. To answer that we have to unpack a number of misconceptions:

•

The indication of interest made in February was subject to substantial conditions, and was very preliminary as the group had not even spoken with company management. Furthermore, the world has changed significantly in the last few months with global uncertainty following the Russian invasion of Ukraine, generalized market corrections, rising interest rates and gas prices.

•

We made the decision to publicly disclose the initial indication of interest and the Board’s rejection in February because we were in the process of soliciting votes for the Momentive transaction, and we had the responsibility to share this material information in time for investors to absorb and understand it before they voted.

•

Our strategic review process commenced just a few weeks after this initial indication of interest was submitted and we included the group that made that indication of interest in our process. Ultimately, the group that submitted that indication of interest did not propose a fully financed offer to purchase Zendesk at any time while the process was ongoing.

•

Disclosing that initial indication of interest, while appropriate and required under the circumstances, has created the perception that this initial indication of interest could have been accepted and completed on those terms. Our experience in the strategic review process demonstrates that this is simply not true.

We have also received questions about how employees can regain trust in management after this decision. I have and will continue to be as transparent as I can while fulfilling my responsibilities to you, our shareholders and our Board and complying with the rules that restrict what we can and can’t discuss internally. As an example, at least four attorneys will review this letter before it goes out.

I want to take a moment to thank the executive leadership team and their supporting colleagues. They have worked multiple jobs every single day these last nine months, and have made many sacrifices. And I want to thank the entire company for your patience and perseverance through these difficult and delicate conversations.

Although the decision to become a private company again was not an easy one, it gives us all closure and clarity and offers a strong and reinvigorated opportunity to all employees going forward. All the potential upside we’re playing for is still there, and I anticipate our new incentive plans will create broad based sharing in that upside. I’m convinced that being private will allow us to focus on long-term value creation instead of the quarterly targets, short-termism, and volatility of the public markets. Our new investors are highly aligned with this long-term thinking and are excited to invest behind us.

As we embark on the next chapter of Zendesk, I believe we will do so stronger than ever and well positioned as a private company to take market share from a position of strength. In peace and with stability and certainty.

See you all tomorrow for our Q&As.

Mikkel

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Zendesk, Inc. (“Zendesk”). In connection with the proposed transaction, Zendesk will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Zendesk’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Zendesk may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Zendesk’s stockholders for their consideration. Before making any voting decision, Zendesk’s stockholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.

Zendesk’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Zendesk, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Investor Relations, email: ir@zendesk.com, or from Zendesk’s website www.zendesk.com.

Participants in the Solicitation

Zendesk and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zendesk’s directors and executive officers is available in Zendesk’s Annual Report on Form 10-K/A, which was filed with the SEC on May 2, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction. Factors leading thereto may include, without limitation, the risks related to Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets; the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Zendesk’s business; economic or other conditions in the markets Zendesk is engaged in; impacts of actions and behaviors of customers, suppliers and competitors; technological developments, as well as legal and regulatory rules and processes affecting Zendesk’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that Zendesk stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Zendesk’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the pending proposed transaction could distract management of Zendesk; and other specific risk factors that are outlined in Zendesk’s disclosure filings and materials, which you can find on www.zendesk.com, such as its 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Zendesk assumes no obligation to update any written or oral forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by law.